United States securities and exchange commission logo





                            August 27, 2021

       Christopher D. Farrar
       Chief Executive Officer
       Velocity Financial, Inc.
       30699 Russell Ranch Road, Suite 295
       Westlake Village, CA 91362

                                                        Re: Velocity Financial,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed August 20,
2021
                                                            File No. 333-258971

       Dear Mr. Farrar:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance